Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Geeknet, Inc:

We consent to the incorporation by reference in the registration statement No. 333‑110841 on Form S-3 and registration statements No. 333-92409, No. 333-92391, No. 333-38766, No. 333-38768, No. 333-38874, No. 333-59096, No. 333-71944, No. 333-101965, No. 333-116778, No. 333-148056, No. 333-171522, No. 333-173813, No. 333-175192, No. 333-176741, and No. 333-182702 on Form S-8 of Geeknet, Inc. and subsidiaries of our report dated April 17, 2014 (except for Notes 2, 7 and 12, as to which the date is October 10, 2014), with respect to the balance sheet of Treehouse Brand Stores, LLC as of December 31, 2013, and the related statements of income, changes in members’ equity, and cash flows for the year ended December 31, 2013, included in the Current Report on Form 8-K/A.

/s/ Kurtz Fargo LLP
Boulder, Colorado
October 15, 2014